Exhibit 10.1

To:                             Citibank International plc

as Agent under the Facility Agreement (as defined below)

26 August 2010

Facility Agreement - Amendment Request Letter

1.                                      BACKGROUND

1.1          We refer to the facility agreement dated 7 February 2005 (as amended from time to time) between, amongst others, AON Corporation (the Company) and certain of its Subsidiaries, Citigroup Global Markets Limited, ING Bank N.V. and The Royal Bank of Scotland plc as arrangers,  Citibank International plc as agent and certain lenders as set out therein (the Facility Agreement).

1.2          Words and expressions defined in the Facility Agreement have the same meanings when used in this letter unless otherwise provided or the context otherwise requires.

1.3          The Company has been negotiating and finalising the terms of certain credit facilities (being a term loan facility and a bridge loan facility, the Target Acquisition Facilities) in connection with the financing of the acquisition of the entire issued share capital of Hewitt Associates Inc., a Delaware corporation (the Target). As part of this negotiation process, certain provisions of the Target Acquisition Facilities have been agreed which do not reflect the position of certain other of the Company’s credit facilities, including the Facility Agreement. In order for the Company and its Subsidiaries to have a broadly common set of covenants and undertakings across its major financing agreements, we are requesting the amendments as set out in this letter (the Request Letter).

2.                                      AMENDMENT REQUEST

2.1          Accordingly, in accordance with clause 35 (Amendments and waivers) of the Facility Agreement, we hereby request the consent of the Majority Lenders (as defined in the Facility Agreement) to the amendments of the provisions of the Facility Agreement as set out within the Schedule to this Request Letter.

2.2          The amendments set out at the schedule to this Request Letter shall become effective on the date of countersignature of the final Obligor on this letter.

3.                                      CONSENT

By your countersignature hereto, you hereby confirm that the amendments requested in this letter have been given by the Majority Lenders.

4.                                      CONFIRMATIONS

4.1          The provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this Request Letter, continue in full force and effect and the Facility Agreement and this Request Letter will be read and construed as one document.

4.2          The Repeating Representations are made by the Company (by reference to the facts and circumstances then existing) on the date that the amendments become effective in accordance with paragraph 2.2 above.

4.3          Each Obligor hereby confirms for the benefit of the Finance Parties that the guarantee and indemnity obligations assumed by it under Clause 18 (Guarantee and indemnity) of the Facility Agreement shall continue in full force and effect and shall extend to the obligations of the Obligors under the Facility Agreement as amended by this Request Letter notwithstanding the imposition of any amended, additional or more onerous obligations.

5.                                      MISCELLANEOUS

5.1          Save as expressly set out in this letter, nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

5.2          This letter is a Finance Document for the purposes of the Facility Agreement.

5.3          This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

5.4          This letter and any non-contractual obligations arising out of or in relation to this letter are governed by English law.  The parties submit to the non-exclusive jurisdiction of the English courts.

Yours faithfully

/s/ Paul Hagy
for and on behalf of
AON Corporation

/s/ Mark Chessher
for and on behalf of
AON Limited

/s/ Stephen Gale
for and on behalf of
Aon UK Holdings Intermediaries Limited

/s/ Herve Renaudie
for and on behalf of
AON Holdings France SNC

/s/ Lambert Schroeder
for and on behalf of
Aon Finance Luxembourg S.A.R.L.

/s/ Lambert Schroeder
for and on behalf of
Aon Financial Services Luxembourg S.A.

/s/ Ralph Liebke
for and on behalf of
AON Jauch & Hübener Holdings GmbH

/s/ Carin Verhagen
for and on behalf of
AON Holdings B.V.

/s/ Carin Verhagen
for and on behalf of
AON Holdings International B.V.

/s/ Carin Verhagen
for and on behalf of
AON Group International B.V.

/s/ Carin Verhagen
for and on behalf of
AON Southern Europe B.V.

We acknowledge and agree to the amendment request

/s/ Alasdair Watson
for and on behalf of Citibank International plc

as Agent (as defined in the Facility Agreement)
(acting on the instructions of the Majority Lenders
pursuant to clause 35.1 (Amendments and waivers) of the Facility Agreement)

Schedule

The Facility Agreement is amended as set out below:

1.             The following new defined terms are hereby inserted into clause 1.1 (Definitions) of the Facility Agreement in the appropriate alphabetical order:

“Bridge Credit Agreement” means the senior bridge term loan credit agreement to finance, amongst other things, the acquisition of Target, between the Company, Credit Suisse AG, as administrative agent, and the lenders and agents party thereto as it may be amended or modified and in effect from time to time to the extent permitted thereunder.

“Bridge Loans” means the “Loans” as defined in the Bridge Credit Agreement.

“Merger” means the merger of Merger Sub with and into the Target pursuant to the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger dated July 11, 2010 among the Company, Merger LLC, Merger Sub and Target.

“Merger Cash Consideration” means an aggregate amount of approximately $2,450,000,000 in cash to be paid to the equity holders of Target pursuant to the Merger Agreement.

“Merger Consideration” means the Merger Cash Consideration and the Merger Equity Consideration.

“Merger Equity Consideration” means the shares of common stock of the Compamy to be delivered to the equity holders of Target pursuant to the Merger Agreement.

“Merger LLC” means Alps Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.

“Merger Sub” means Alps Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Company.

“Senior Notes” means the up to $1,500,000,000 in aggregate principal amount of senior unsecured notes of the Company issued in a public offering or in a Rule 144A or other private placement.

“Subsequent Merger” means the merger of the surviving corporation in the Merger with and into Merger LLC, with Merger LLC surviving as a wholly owned subsidiary of the Company.

“Target” means Hewitt Associates, Inc., a Delaware corporation.

“Term Loan Agreement” means the Three-Year Credit Agreement to finance, amongst other things, the acquisition of Target, between the Company, Credit Suisse AG, as administrative agent, and the lenders and agents party thereto as it may be amended or modified and in effect from time to time to the extent permitted thereunder.

“Term Loan Closing Date” means the “Closing Date” as defined in the Term Loan Agreement.

“Transactions” means (i) the Merger and the Subsequent Merger, including the payment of the Merger Consideration, (iii) the execution, delivery and performance of the Term Loan Agreement, (iv) the execution, delivery and performance of the Bridge Credit Agreement, (v) the issuance of the Senior Notes, and, to the extent the Borrower is unable to issue the Senior Notes on or prior to the date the Merger is consummated, the funding of the Bridge Loans and the application of the proceeds thereof and (vi) payment of the Transaction Costs.

“Transaction Costs” means fees and expenses in an aggregate amount not to exceed $50,000,000 in connection with the Transactions.

2.             The definition of “Reportable Event” is hereby amended to insert immediately following the reference to “Section 412” the following: “or 430”.

3.             Paragraph (b) of clause 20.7 of the Facility Agreement is hereby amended to insert the following proviso at the end thereof:

“; provided that no such notice shall be required to be given unless such ERISA Termination Event could reasonably be expected to result in liabilities of the Company in excess of $25,000,000.”

4.                                      The following words shall be included at the end (and before the full stop) of clause 21.1(c) (Financial condition):

“; provided that in the event that the Senior Notes are issued prior to the Term Loan Closing Date and the proceeds thereof are held in escrow pursuant to arrangements reasonably satisfactory to the administrative agent under the Term Loan Agreement, the outstanding principal amount of the Senior Notes for the purpose of determining ‘Borrowings’ at any time prior to the Term Loan Closing Date shall be deemed to be the excess (if any) of the outstanding principal amount of the Senior Notes over the escrowed proceeds thereof”.

5.             The definition of “EBITDA” included at clause 21.3 (Definitions) is hereby amended and restated in its entirety to read as follows:

“EBITDA” means Consolidated Net Income plus (a) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) the Transaction Costs and (vii) non recurring cash charges incurred for such period in connection with the Merger in an amount not to exceed $50,000,000 in aggregate during the term of this Agreement minus (b) to the extent included in Consolidated Net Income, extraordinary gains realised other than in the ordinary course of business, all calculated for the Group on a consolidated basis, provided that, notwithstanding the foregoing provisions of this definition, no amounts shall be added pursuant to limbs (i) to (v) above for any losses, costs, expenses or other charges arising in connection with or resulting from the settlement of any Disclosed Claims or any payments in respect of any judgments or other orders thereon or any restructuring or other charges in connection therewith or relating thereto.

6.             Clause 22.5 (Conduct of business) of the Facility Agreement is hereby amended and restated in its entirety to read as follows:

“The Company will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the date of this Agreement taking into account the Merger Agreement and Merger, and will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) businesses in the same fields of enterprise as now conducted by the Company and its Subsidiaries or the Target and its Subsidiaries or (ii) businesses that are reasonably related or incidental thereto or that, in the judgment of the board of directors of the Company, are reasonably expected to materially enhance the other businesses in which the Company and its Subsidiaries are engaged, and (b) do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to be in such good standing or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Clause 22.5 shall prohibit the dissolution or sale, transfer or other disposition of any Subsidiary that is not otherwise prohibited by this Agreement.”

7.             Clause 22.16 (Inconsistent Agreements) is hereby amended and restated in its entirety to read as follows:

“(a)         The Company shall not (and shall ensure that no other member of the Group shall) enter into any indenture, agreement, instrument or other arrangement which:

(i)            directly or indirectly prohibits or has the effect of prohibiting or imposes materially adverse conditions upon the incurrence of the obligations of the Obligors under the Finance Documents, the amending of the Finance Documents or the ability of any Subsidiary of the Company to:

(A)          pay dividends or make other distributions on its issued share capital;

(B)          make loans or advances to the Company; or

(C)          repay loans or advances from the Company

except (x) restrictions and limitations imposed by Law or by the Finance Documents, (y) customary restrictions and limitations contained in agreements relating to the sale of a Subsidiary or its assets that is permitted hereunder, (z) restrictions and conditions imposed by agreements relating to the Financial Indebtedness of any Subsidiary in existence at the time such Subsidiary becomes a Subsidiary but not created in contemplation of or in connection with such Subsidiary becoming a Subsidiary (or any refinancing or amendment thereof that does not result in a materially more restrictive restriction or condition); provided that such restrictions and conditions apply only to such Subsidiary and its respective Subsidiaries, (aa) in the case of any Subsidiary that is not a wholly-owned Subsidiary, customary restrictions and conditions imposed by its organizational documents or any joint venture or similar agreement, (bb) solely for the first 60 days following the Term Loan Closing Date, restrictions set forth in any indenture, agreement, instrument or other arrangement to which the Target or any of its Subsidiaries is party and (cc) where, in the cases of (A), (B) and (C), any such prohibition, restraint or imposition does not, or could not reasonably be expected to, have a material adverse effect on the ability of the Company to comply with its payment obligations under the Finance Documents; or

(ii)           contains any provision which would be violated or breached by the making of Loans or by the performance by any Obligor of any of its obligations under any Finance Document.”